INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Registration Statements Nos. 33-32525, 33-62723 and 333-01557 on Form S-8 and Registration Statement No. 333-08563 on Form S-4 of Northland Cranberries, Inc. of our report dated November 24, 2000 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to substantial doubt about the Company's ability to continue as a going concern), appearing in this Annual Report on Form 10-K of Northland Cranberries, Inc. for the year ended August 31, 2000.



/s/ DELOITTE & TOUCHE LLP
DELOITTE & TOUCHE LLP
Milwaukee, Wisconsin

November 29, 2000